UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 22, 2021

PURECYCLE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40234	86-2293091
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5950 Hazeltine National Drive, Suite 650,

Orlando, Florida 32822

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (877) 648-3565

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PCT	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of common stock, $0.001 par value per share, at an exercise price of $11.50 per share	PCTTW	The Nasdaq Stock Market LLC
Units, each consisting of one share of common stock, $0.001 par value per share, and three quarters of one warrant	PCTTU	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02	Unregistered Sales of Equity Securities

The information contained in Item 8.01 concerning the partial conversion of the Convertible Notes (as defined below) is hereby incorporated into this Item 3.02 by reference.

Item 7.01	Regulation FD Disclosure

On October 26, 2021, Leidos Engineering, LLC (“Leidos”), issued its monthly report for the period ending September 30, 2021 to the trustee for the Revenue Bonds (as defined below) regarding the progress of construction activities at the site of PureCycle Technologies, Inc.’s (the “Company”) Ironton, Ohio facility (the “September Report”). A copy of the September Report can be found in the “Investors” section, under “SEC Filings and Reports,” of the Company’s website www.purecycle.com.

Item 8.01	Other Events

On October 22, 2021, the Company issued a total of 6,533,532 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), upon the conversion of $45,260,256 of its outstanding convertible notes (the “Convertible Notes”) to certain holders of such Convertible Notes, resulting in a reduction of the Company’s outstanding indebtedness by $45,260,256 (the “Magnetar Conversion”). Following the Magnetar Conversion, $18.2 million of the Convertible Notes remain outstanding and is convertible at the option of the holders at any time until the close of business on the business day immediately preceding the maturity date. The shares of Common Stock were issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act, as the issuance of the shares did not involve any public offering.

As noted above, Leidos, the independent third party construction monitor engaged by the Company in connection with the issuance of the Southern Ohio Port Authority Exempt Facility Revenue Bonds, Tax Exempt Series 2020A, Tax Exempt Series 2020B and Taxable Series 2020C (the “Revenue Bonds”), issued the September Report. The September Report provided an update on the status of the Company’s construction activities at its first commercial polypropylene purification plant in Ironton, Ohio (the “Phase II Facility”).

The September Report noted the Company currently estimates it will incur Phase II Facility related costs of approximately $30.0–$40.0 million in excess of the funding provided by the Revenue Bonds. The additional costs are expected to de-risk the commercialization process by allowing the Company to expand feedstock supplies through the ability to process higher levels of solids and non-polypropylene contaminants in acquired feedstocks and improve the overall operational reliability through process safety and digital improvements. The additional costs represent minor process engineering design and process safety improvements, increased labor and material costs related to supply chain issues due, in part, to the COVID-19 pandemic, as well as other unanticipated additional costs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PureCycle Technologies, Inc.

Dated: October 27, 2021	By:	/s/ Michael Dee
Michael Dee
Chief Financial Officer